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NEWS RELEASE                    For:     MiniMed Inc.


                                Contact: Terrance H. Gregg
                                         President and Chief Operating Officer
                                         Kevin R. Sayer
                                         Senior Vice President and
                                         Chief Financial Officer
                                         818-362-5958


FOR IMMEDIATE RELEASE                    Investor Relations
                                         Robert P. Jones/Ephraim R. Bernstein
                                         (212) 850-5600
                                         Media:  Sheryl Seapy
                                         415-296-7383
                                         Morgen-Walke Associates


                   MINIMED INC. ANNOUNCES PATIENT NOTIFICATION


         Sylmar, California, November 19, 1999 -- MiniMed Inc. (Nasdaq: MNMD) announced today that it is initiating a patient notification procedure relating to a rare and minor software error which could occur in certain of its Model 508 insulin infusion pumps distributed since October 1999. MiniMed reported that this situation may be created by a very specific programming sequence that some users may possibly follow. The company stated that the issue has been addressed, and all products shipped beginning today contain an upgraded version of the software.

         Alfred E. Mann, MiniMed's Chairman and CEO, stated, "This situation was identified quickly as a result of the strict performance monitoring which we conduct on all of our products. A notification containing programming instructions which will eliminate this potential occurrence has been sent to those pump users who purchased Model 508 pumps from October 4 through November
18. We believe that the MiniMed 508 offers the state of the art in safety, reliability and clinical benefit for patients who treat their diabetes with continuous insulin infusion."

         Terrance H. Gregg, MiniMed's President and Chief Operating Officer, added, "Our independent medical monitor confirmed for us that this anomaly does not represent an urgent matter. In addition to the patient notification, we will upgrade the software in the affected pumps early next year. Our estimated cost for this activity is expected to range between $1 million and $1.5 million."






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         MiniMed Inc. designs, develops, manufactures and markets advanced infusion systems with a primary emphasis on the intensive management of diabetes. The Company's products include external pumps and related disposables, a continuous glucose monitoring system product and the distribution of an implantable insulin pump, which is currently approved for sale in the European Community and has not yet been cleared for marketing in the U.S. The Company also distributes other diabetes supplies and pharmaceutical products.

                              ___________________


         Any statements made by MiniMed in this press release that are forward-looking, including statements relating to the costs associated with upgrading the software in affected pumps, are made pursuant to the Safe Harbor provisions of the Private Securities Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect MiniMed's business and prospects, including changes in economic and market conditions, the number of MiniMed employees or outside consultants available to upgrade the affected pumps, administration and regulatory approval and related considerations and other factors discussed in the Company's filings with the Securities and Exchange Commission.



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